FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
           SECTION 12(b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                           QUICKSILVER RESOURCES INC.
             (Exact name of registrant as specified in its charter)

               Delaware                               75-2756163
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)


          777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104
                                 (817) 665-5000

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


        Securities to be registered pursuant to Section 12(b) of the Act:


 Title of each class to be               Name of each exchange on which
    to be so registered                  each class is to be registered
 -------------------------              ---------------------------------

 Common Stock, $.01 Par Value                New York Stock Exchange


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. / X /

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

Securities Act registration statement file number to which this form relates:

                                       N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The Restated Certificate of Incorporation of Quicksilver Resources Inc. (the "Company"), as amended, authorizes the issuance of 40,000,000 shares of common stock, $.01 par value per share ("Common Stock"). As of the date of this filing, there were 18,502,861 shares of Common Stock issued and outstanding.

     Each share of Common Stock entitles the holder thereof to one vote on all matters on which holders are permitted to vote. No stockholder has any preemptive right or other similar rights to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares are subject to redemption or to any sinking fund provisions.

     The holders of shares of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefore and, upon liquidation, to a pro rata share in any distribution to stockholders.

     At the Company's annual meeting of stockholders held on June 5, 2001, the stockholders approved:

 .    the addition of a new article to the Restated Certificate of Incorporation, and corresponding bylaw amendments, to provide for the classification of the Company's Board of Directors into three classes of directors with staggered terms of office and for their removal only for cause and by a two-thirds vote of stockholders;

 .    the addition of a new article to the Restated Certificate of Incorporation, and corresponding bylaw amendments, which require that all stockholder action be taken at a stockholders' meeting; and

 .    the addition of a new article to the Restated Certificate of Incorporation, which requires a two-thirds stockholder vote to amend or repeal the new articles of the Restated Certificate of Incorporation.

     The Restated Certificate of Incorporation of the Company, as amended, also authorizes issuance of 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"). The Board of Directors of the Company, in its discretion, has authority to issue in series, from time to time, such shares for such consideration as it may determine appropriate. In addition, the Board of Directors has authority, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish, from time to time, the number to be included in such series, and to fix the designations, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Upon any such issuance, the rights evidenced by, or amounts payable with respect to, shares of Common Stock may be materially limited or qualified by the shares of Preferred Stock so issued. On December 15, 2000, the Board of Directors of the Company created a series of Preferred Stock designated as Special Voting Stock consisting of a single share. A Certificate of Designation relating to the one share of Preferred Stock, which is the only share of Preferred Stock currently outstanding, was filed with the Delaware Secretary of State on December 20, 2000.

         ITEM 2.  EXHIBITS

          None.

                                    SIGNATURE

     Pursuant to Section 12 of the Securities and Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         QUICKSILVER RESOURCES INC.


                                         By:  /s/ Glenn Darden
                                             -------------------
                                             Glenn Darden, President and
                                             Chief Executive Officer